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MIDSOUTH BANCORP, INC.
DECLARES REGULAR DIVIDEND

LAFAYETTE, LA., April 27, 2010/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc.(“MidSouth”) (NYSE Amex: MSL),  announced a cash dividend was declared in the amount of seven cents ($.07) per share to be paid on its common stock on July 1, 2010 to shareholders of record on June 16, 2010.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. (MSL) is a bank holding company headquartered in Lafayette, Louisiana with assets of $974 million as of March 31, 2010.  Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 35 locations in Louisiana and Texas and more than 50 ATMs.